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AMERICAN ITALIAN PASTA COMPANY                                 NEWS
                                                               RELEASE

Contact:
Linda Ward, Vice President - Investor
Relations and Corporate Communications
816/584-5211
or
Tom Mentzer or Casey Kershner                   [GRAPHIC OMITTED]
Barkley Evergreen & Partners
816/842-1500

FOR IMMEDIATE RELEASE




                         AMERICAN ITALIAN PASTA COMPANY
                              TO ACQUIRE MUELLER'S

        Purchase of leading brand expands AIPC's position in category
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      KANSAS  CITY,  MO,  October  4,  2000,   American  Italian  Pasta  Company
(NYSE:PLB) solidified its position in the pasta category today by signing a definitive agreement to acquire for cash and stock America's leading pasta brand, Mueller's, from Bestfoods, which is currently merging with Unilever. The transaction is expected to close following receipt of normal regulatory reviews.

      "The addition of the Mueller's brand to the AIPC family of pasta products will help us build sales volumes, reduce costs and strengthen our customer offering, " said Horst W. Schroeder, Chairman of the Board at AIPC. "This move will also improve our cash flow position and increase the company's long term profits. The acquisition should not be dilutive to earnings per share in 2001 and should be substantially accretive to earnings per share in 2002."

      Schroeder said, "Mueller's is a great fit for AIPC because pasta is our only business. We have manufactured Mueller's since 1998, so in many respects this is a natural evolution for us. We are now in a strong position to not only manufacture Mueller's pasta, but we can also now market and support the brand and work to improve its market share."

      According to Timothy S. Webster, President and Chief Executive Officer of AIPC, the AIPC manufacturing contract with Bestfoods had become restrictive. "A more flexible allocation of production volumes between AIPC's facilities will allow optimization of manufacturing and logistics costs and further enhance our position as the low cost producer. These cost savings will allow us to increase trade and consumer promotion support for the brand. The manufacturing contract also precluded AIPC from production for other branded pasta companies. This move frees us from those restraints and enables our aggressive pursuit of those incremental volume opportunities."

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AIPC
Page 2
October 4, 2000


      In addition to working to improve Mueller's market share, Webster said the acquisition expands AIPC's position in the pasta category. "We are in a position to accelerate our gains in both the branded and private label markets. This will be particularly evident in Mueller's core markets, where we plan to increase promotional efforts. We will work to build the brand and increase consumer interest in this important category. Our acquisition of Mueller's along with our extensive private label relationships gives us the category breadth we need to meet the pasta needs for a wide variety of consumers."

      Webster said he looks forward to the benefits that this move will allow AIPC to provide to its retail partners. "This acquisition will strengthen our existing customer relationships and create opportunities to open new ones. We will expand our customer-specific offering, improve our cost structure, provide better logistics and customer service and increase both consumer and trade promotional activity. It puts AIPC in a much more flexible position to pursue expanded business opportunities in the future.

      "AIPC's ownership of the Mueller's pasta brand along with our focused approach will bring needed excitement back to the pasta category," said Webster. "Pasta is our only business and we intend to help our retail customers by continuing to bring the pasta consumer higher quality products and a wider variety of options for their at-home dining experience."

      AIPC is based in Kansas City, MO, with plants strategically located in Excelsior Springs, MO, Columbia, SC, and Kenosha, WI and its first international facility near Milan, Italy. Founded in 1988, the company is the largest and the fastest growing producer and marketer of dry pasta in North America. AIPC has rapidly established a significant market presence in North America by developing strategic customer relationships with food industry leaders that have substantial pasta requirements. The company's approximately 550 employees produce more than 80 dry pasta shapes in three vertically integrated U.S. milling, production and distribution facilities and one Italian production facility.

      The statements contained in this release regarding the acquisition of Mueller's are forward looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, those factors identified in a Current Report on Form 8-K dated October 29, 1997, and amended on Form 8-K/A dated November 2, 1999, filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403), any amendments thereto and other matters disclosed in the Company's other public filings. The Company will not update any forward-looking statements in this press release to reflect future events. For more information, please refer to Form 10-Q filed by the Company with the Securities and Exchange Commission (Commission file No. 001-13403) dated July 26, 2000.

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